Exhibit 99.2
June 4, 2009

TO:	All Axsys Employees

FROM:	Stephen W. Bershad, Chairman and CEO and Scott B. Conner, President and COO

SUBJECT:	Axsys Technologies has agreed to be acquired by General Dynamics Advanced Information Systems
We are writing to announce that Axsys Technologies has agreed to be acquired by General Dynamics Advanced Information Systems for $54.00 per share. This is an outstanding outcome to what has been, for all of us, a lengthy process. We are convinced that General Dynamics is the right partner to ensure continued growth and opportunity for our business and our employees. The sale is expected to close in the third quarter of this year after we obtain certain regulatory and stockholder approvals. Until that time we will continue to be an independent company.
For those of you who do not know General Dynamics, they are one of the largest U.S. defense contractors, employing over 92,000 employees. Among their most-familiar products are submarines, tanks, combat vehicles, weapons systems and Gulfstream business jets; what is most impressive is that the company’s largest segment is its Information Systems and Technology group, a leading supplier of a broad range of information technology, networking and intelligence systems for U.S. and international customers. General Dynamics Advanced Information Systems, which Axsys will become a part of, is a subsidiary of General Dynamics that develops mission systems for defense, space, surveillance, reconnaissance, and homeland security customers. Axsys will accelerate GDAIS’ evolution into a provider of increasingly complex, value-added solutions. The scale and breadth of General Dynamics offers Axsys new avenues for product growth and program access that we simply could not develop internally.
Once the transition is complete, we anticipate no significant changes to day-to-day responsibilities of the vast majority of Axsys employees. While the integration plans are not yet in place, preliminary indications are that Axsys will operate as it is currently structured within the General Dynamics Advanced Information Systems organization. If anything, this acquisition will provide additional career development and advancement opportunities for Axsys employees. With regards to employee benefits and compensation plans, GD has indicated that it is committed to providing a competitive compensation and benefits package for all employees that will allow us to attract and retain the talent needed to successfully drive the company forward.
We recognize that periods of transition like this can be challenging. However, I can assure you that we will do everything possible to minimize disruption. We will be communicating as much information as possible, and Scott will soon be scheduling all-hands meetings at each of our facilities to answer questions that you might have. Finally, it is likely that you will be introduced to General Dynamics personnel in the coming weeks and months, and we thank you in advance for treating them all with courtesy and respect.
We personally thank you all for your patience and hard work during this process to date, and ask for your continued support during the integration process to come.
AXSYS TECHNOLOGIES, INC. • 175 CAPITAL BLVD., SUITE 103 • ROCKY HILL, CT 06067
860.257.0200 • FAX: 860.594.5750 • www.axsys.com